UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

TheStreet, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 6, 2018, TheStreet, Inc. (“TheStreet”) made the following communications in connection with the proposed transactions under that certain membership interest purchase agreement, dated as of December 6, 2018, by and between TheStreet and Euromoney Institutional Investor PLC (“Euromoney”), pursuant to which Euromoney will acquire TheStreet’s institutional businesses, including The Deal and BoardEx (the “B2B Business”):

(i)	An email announcement from David Callaway to TheStreet’s employees, dated December 6, 2018;

(ii)	Frequently Asked Questions document for TheStreet’s employees;

(iii)	Frequently Asked Questions document for the employees of the TheStreet’s B2B Business;

(iv)	An email announcement from Jeff Davis to TheStreet’s B2B customers, dated December 6, 2018; and

(v)	An email announcement from Margaret de Luna and James J. Cramer to TheStreet’s B2C customers, dated December 6, 2018.

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David Callaway sent the following email on December 6, 2018, to TheStreet’s employees:

Subject: ANNOUNCEMENT FROM DAVID CALLAWAY

Team,

We just announced that we’ve agreed to sell our institutional business (The Deal and BoardEx) to Euromoney Institutional Investor PLC, a global business information and events group, for $87.3 million. Because both TheStreet, Inc. and Euromoney are publicly traded companies, I wasn’t able to talk about it with all of you before the news hit the wires. If you haven’t seen the announcement yet, please take a moment to read our press release, which is attached.

I know you will have many questions and I will answer as many as possible. The attached Frequently Asked Questions (FAQ) document will provide more detail, and we will meet with everyone, across the globe, over the coming hours and days. Please watch your inbox for specific times and locations.

First and foremost, this deal is a testament to our outstanding team, our healthy and growing business and our first-rate products and services. Everyone should be exceptionally proud.

Our primary goal as a public company has been to deliver the highest value possible to our stockholders. The first step in this process was the removal of the preferred stock overhang in November 2017, followed by the sale of our RateWatch subsidiary to S&P Global in June 2018. The Euromoney offer for our B2B businesses proved particularly attractive in terms of both value and timing.

The Deal and BoardEx will reap many benefits under Euromoney’s ownership. Combining these platforms, and integrating them with Euromoney’s existing portfolio, will create a powerful and unique workflow tool capable of serving multiple industries. Euromoney’s announcement is also attached for your reference.

TheStreet will continue to execute on its business plan of providing exceptional coverage of the financial markets with a focus on subscription revenue. We have seen improving metrics for our subscription business over the last few quarters, including an increase in new orders, average price, bookings, conversion and renewal rates.

To help reduce corporate overhead costs following the sale, I have told the Board I will resign, effective as of the closing of the transaction, which is scheduled to occur during the first quarter of 2019. The corporation and the consumer business will be left in the most capable hands: Eric Lundberg will serve as CEO and CFO and Margaret de Luna as President and Chief Operating Officer. Over the next few months, I will work closely with Eric and Margaret to ensure a smooth transition. I wish them continued success.

I want to thank you all for the extraordinary work and support that you have given me over the past two and a half years. At our core, we are a people company, and you have made this such an attractive and growing business.

Cheers,

Dave

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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The following Frequently Asked Questions document was distributed to TheStreet’s employees on December 6, 2018:

OVERVIEW: EUROMONEY TO ACQUIRE THE DEAL AND BOARDEX

TheStreet, Inc. announced today that it has entered into a definitive agreement to sell its institutional business, The Deal and BoardEx, to Euromoney Institutional Investor PLC, a global business information and events group, for $87.3 million. The proposed transaction is expected to close in early 2019. Until then, TheStreet, Inc. and Euromoney will continue to operate independently.

EMPLOYEE FAQ

What is the rationale for this transaction?
TheStreet’s primary goal as a public company has been to deliver the highest value possible to stockholders. The first step in this process was the removal of the preferred stock overhang in November 2017, followed by the sale of the RateWatch subsidiary to S&P Global in June 2018. The Euromoney offer for our B2B businesses proved particularly attractive in terms of both value and timing.

Why Euromoney?
Euromoney is a leading provider of business information and events, serving multiple industries. Both The Deal and BoardEx are trusted sources of data, news and intelligence, and exhibit the characteristics Euromoney looks for in acquisition opportunities; in particular, they provide must-have information to their clients. Integrating The Deal and BoardEx with Euromoney’s existing portfolio will create a powerful and unique workflow tool capable of serving multiple industries.

How do The Deal, BoardEx and Euromoney complement each other?
Both The Deal and BoardEx are highly complementary to Euromoney’s existing portfolio, serving a number of shared customer groups, particularly investors, banks and professional services firms. Both brands will benefit from Euromoney’s global customer reach and infrastructure. Euromoney’s ability to add transactional relationship information from a number of its brands, including IFLR, IJ Global and Global Capital, will provide additional powerful data to BoardEx and open up new adjacent sectors in the relationship mapping market.

When will the transaction close?
The transaction is subject to TST stockholder approval and the satisfaction of other customary closing conditions. The transaction is expected to close in the first quarter of 2019.

What do next steps in the process look like?
Both companies will continue to operate independently until the sale is completed. It is business as usual until the transaction receives stockholder approval and other closing conditions are finalized. During this time, we will conduct integration planning with a defined set of teams from both companies to prepare for Day 1 after close and beyond.

My current role spans multiple business units. What happens to me as a result of this transaction?
The management team has already determined staff who will be a part of the institutional sale and those who will remain with the corporate and consumer business. Staff within each unit will have a follow-up meeting with their respective management following Dave Callaway’s all-hands meeting. However, until the transaction closes, your role will be business as usual continuing to support multiple business units.

What does this mean for TheStreet, Inc, TheStreet.com and the Premium business?
When the transaction is completed, the consumer business will operate independently, as it did before the acquisition of The Deal and BoardEx several years ago.

What happens to the consumer business?
Following the close of the sale of The Deal and BoardEx, the Company will continue to execute on its business plan of providing exceptional coverage of the financial markets with a focus on subscription revenue. The Company has reported improving metrics for its B2C subscription business over the last few quarters, including an increase in new orders, average price, bookings, conversion and renewal rates. In addition, as part of their fiduciary duties, the Board will continue to explore strategic opportunities for the consumer business.

Will there be any change to the management of TheStreet?
The Company expects to reduce its corporate overhead following closing of the sale of its B2B Business. David Callaway, Chief Executive Officer, has announced his intention to resign, effective as of the closing of the transaction. The Board has appointed Eric Lundberg to serve as CEO and CFO and Margaret de Luna as President and Chief Operating Officer of the consumer business following Dave’s departure.

Will the transaction cause any reductions in employment?
We aren’t planning any layoffs at this time. Those employees who are not transitioning to Euromoney will continue to work for TheStreet, Inc. and the consumer business.

What if I don’t want to continue working with TheStreet, The Deal or BoardEx after the transaction closes? Will I be offered a severance package?
Just like today, if you voluntarily resign from the company, you will not be eligible for a severance package.

How will clients and customers be impacted?
There will be no material impact to our enterprise clients or individual subscribers. We will continue to provide them with the quality products and services they have come to expect from The Deal, BoardEx and TheStreet.

Can I trade stock between now and when the transaction closes?
As always, TheStreet, Inc.’s employees have to follow our Insider Trading Policy, and may only trade during open windows. Please remember that “trading” includes all buying and selling of our stock. As a reminder, the Insider Trading Policy applies to all employees, your immediate family, anyone living in your household and anyone else whose investments you influence.

What happens to my vested and unvested restricted stock units (RSUs)?
Each RSU represents a promise to transfer TST stock to you in the future, subject to a vesting schedule. Upon vesting, the RSUs are settled in shares of TST stock, which can occur whether or not we are in an open window. However, upon settlement in shares, you will owe tax on the value of the shares you receive. Thus, we may delay settlement until an open window so that you can sell shares on the open market to cover your tax liability.

Once settled in shares, you can freely trade during open windows, just like other shares of TST stock that you own (from the exercise of stock options or open market purchases). Please remember that “trading” includes all buying and selling of our stock. As a reminder, the Insider Trading Policy applies to all employees, your immediate family, anyone living in your household and anyone else whose investments you influence.

Unvested RSUs represent a promise to transfer stock in the future and, therefore, you do not have anything to trade on the open market until the RSUs vest and are settled in shares of TST stock. If you remain employed by TheStreet, Inc. until the closing of the transaction all of your outstanding unvested RSUs will become vested effective as of the closing of the sale. If we are not in an open window at that time, we may delay settlement of the RSUs until the next open window.

What happens to my vested and unvested stock options?
If you remain employed by TheStreet, Inc. until the closing of the sale, all of your outstanding unvested stock options will become vested and exercisable effective as of the closing of the sale. You are always able to exercise your vested options, whether or not we are in an open window. However, if we are in a closed window, then you will not be able to sell the shares you receive upon exercise to cover either your exercise price or any tax withholding obligations resulting from your exercise.

As long as you continue your employment with TheStreet, Inc., your vested options will remain outstanding and exercisable following the closing of the sale. If your employment with TheStreet, Inc. terminates prior to the closing of the sale, then generally your unvested stock options will forfeit as of your termination of employment, unless otherwise specified in your Stock Option Agreement or some other written agreement with TheStreet, Inc. Following your termination of employment, you will generally have 90 days to exercise your vested options (or such other period described in your Stock Option Agreement), otherwise you will forfeit your right to the vested options.

Can I share information about this via social media?
We ask that you limit any communications about this deal via social media, as it is important that we speak with one voice as an organization about this transaction. Please keep our Social Media Policies in mind and remember that you may not disclose any material, non-public information about TheStreet, Inc. or any other company.

What should I do if I get a call from a member of the media asking about the acquisition?
If a member of the news media or a financial analyst contacts you, do not provide comment. Instead, please immediately refer that person to Terri Smith, Chief Marketing Officer, terri.smith@thestreet.com or 212-321-5572.

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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The following Frequently Asked Questions document was distributed to the employees of TheStreet’s B2B Business on December 6, 2018:

OVERVIEW: EUROMONEY TO ACQUIRE THE DEAL AND BOARDEX

TheStreet, Inc. announced today that it has entered into a definitive agreement to sell its institutional business, The Deal and BoardEx, to Euromoney Institutional Investor PLC, a global business information and events group, for $87.3 million. The proposed transaction is expected to close in early 2019. Until then, TheStreet, Inc. and Euromoney will continue to operate independently.

THE DEAL & BOARDEX EMPLOYEE FAQ

Will The Deal and BoardEx be separate entities within Euromoney, or will they be integrated into Euromoney’s existing product offerings?
The Deal and BoardEx will be integrated into the Euromoney group. The detailed plans for the integration will be finalized between today’s announcement and the closing of the transaction. Euromoney will keep employees updated on these plans as they are completed.

Who are the key leaders of Euromoney?

Euromoney is led by CEO Andrew Rashbass who joined the group in 2015. Before that, Andrew was chief executive of Reuters, part of Thomson Reuters. Details of the executive management team can be found here: https://www.euromoneyplc.com/who-we-are/management-team

How many employees does Euromoney have and where are they located?

Euromoney employs approximately 1,600 staff globally. The group is head quartered in the UK, but with 20 offices around the world including regional headquarters in New York and Hong Kong.

Will the management structure of The Deal and BoardEx change?
The Deal and BoardEx management team will transfer to the acquiring company as part of the transaction.

Will my current reporting structure or compensation change at Euromoney?
Our expectations are that everything would remain the same.

Is my job secure?
Euromoney is interested in acquiring BoardEx and The Deal due in no small part to the exceptional staff that we have within our company. Both companies will be forming an Integration Team and they will be in touch nearer to closing the transaction. Our expectation is everything will remain the same, but should you have any concerns, please speak to your HR team.

When will the integration process start?
An Integration Team will be announced in the days to come.

Where will our teams be located?
Integration plans are still being finalized, but it is anticipated that New York-based employees will move into Euromoney’s office at 1120 Avenue of the Americas. London-based employees will move to one of Euromoney’s London offices close to Ludgate Circus. There will be no change to the Chennai office location.

How soon can I interact with Euromoney employees?
Until the deal is completed, discussions with Euromoney should be directed through the Integration Team. No customer proposals or pricing information can be shared with Euromoney until the transaction closes.

How should I discuss this news with customers?
Euromoney has announced its intent to acquire The Deal and BoardEx, but the deal has not closed. For that reason, both companies are required to continue to operate independently and you should not proactively communicate about the deal with customers or partners unless otherwise instructed.

If you have contact with The Deal or BoardEx clients and receive questions, please use the following messaging, “We are looking forward to joining Euromoney once the deal closes. Until then, both companies are required to continue to operate independently, and you will continue working with your respective sales representatives. It is business as usual.”

How do Euromoney’s health insurance plans compare to TheStreet’s in regards to the benefits themselves and the employee costs?
Until the deal closes, all staff are employees of TheStreet, Inc. and are therefore covered by the Company’s benefit plans. Please keep in mind that we are in the midst of open enrollment and if you elect to take part in company-offered benefits, you should make your 2019 elections before December 13, 2018.

US & UK staff: Upon close, staff will transition to Euromoney’s insurance plans. The HR team will be in touch to closer to that date with full details. At this stage, we can tell you that Euromoney’s insurance plans are comparable to what you have with TheStreet, Inc. and/or Management Diagnostics Limited.

Chennai staff: Until and after the deal closes, all staff are employees of The Deal India Private Limited. Following close, rather than the company being owned by TheStreet, it will be owned by Euromoney. All insurance plans will be kept in place and therefore nothing will change.

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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Jeff Davis sent the following email on December 6, 2018, to TheStreet’s B2B customers:

Subject: [TheStreet, Inc. Enters Into Agreement to Sell its Institutional Business]

Dear [client],

I’m reaching out to share the news with you that earlier today we entered into an agreement to sell our institutional businesses (The Deal and BoardEx) to Euromoney Institutional Investor PLC, a global business information and events group.

The transaction is scheduled to close sometime in the first quarter of 2019, pending approval from TheStreet, Inc.’s stockholders. We are incredibly excited about joining forces to realize a common mission to provide valuable information, data and insight to professionals across a variety of institutional segments.

I also want to personally share our ongoing commitment to your partnership with [The Deal] [BoardEx]. Both before, during and following the closing of the deal, you can continue to expect the highest quality products and service to which you’re accustomed from us.

If you have any questions at all, please don’t hesitate to reach out to me directly or to your account team.

Regards,

Jeff

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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Margaret de Luna and James J. Cramer sent the following email on December 6, 2018, to TheStreet’s B2C customers:

Subject: [TheStreet, Inc. Enters Into Agreement to Sell its Institutional Business]

Dear [client],

I’m reaching out to share the news with you that earlier today we entered into an agreement to sell The Deal and BoardEx, the institutional businesses of TheStreet, Inc. to Euromoney Institutional Investor PLC. The transaction is scheduled to close sometime in the first quarter of 2019, pending stockholder approval.

TheStreet.com will continue to provide an insider’s edge with accurate and unbiased reporting, market analysis and expert advice to every segment of the investing public.

I would also like to take this opportunity to personally share our ongoing commitment to your partnership with TheStreet. Both before, during and following the closing of this deal, you can continue to expect the highest quality products and service to which you’re accustomed from TheStreet.

If you have any questions at all, please don’t hesitate to reach out to us directly or to your account team.

Regards,

Margaret and James

[Legends Included in Original are Excerpted at the End of this DEFA14A Filing]

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Important Additional Information and Where to Find It

TheStreet, Inc. (“TheStreet”) intends to file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement in connection with, among other things, the sale to Euromoney Institutional Investor PLC (“Euromoney”) of TheStreet’s institutional businesses, including The Deal and BoardEx (the “Sale”). INVESTORS AND STOCKHOLDERS OF THESTREET ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THESTREET AND THE PROPOSED SALE. The proxy statement and other relevant materials (when they become available), and any other documents filed by TheStreet with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by TheStreet by directing such requests to TheStreet, Inc., 14 Wall Street, 15th Floor, New York, New York 10005, Attention: Investor Relations, Telephone: (212) 321-5000.

Participants in the Solicitation

TheStreet and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from TheStreet’s stockholders in connection with the proposed Sale. Information regarding TheStreet’s directors and executive officers is contained in TheStreet’s proxy statement on Schedule 14A filed with the SEC on April 16, 2018. To the extent that holdings of the TheStreet’s securities by its directors and executive officers have changed since the amounts shown in TheStreet’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the proposed Sale and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement when it becomes available.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the anticipated timing of the Sale, the possibility of obtaining stockholder or other approvals or consents for the Sale and TheStreet’s future prospects. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of TheStreet and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and TheStreet undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements, including, without limitation, risks and uncertainties relating to potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Sale; unexpected costs, charges or expenses relating to or resulting from the Sale; litigation or adverse judgments relating to the Sale; risks relating to the completion of the proposed Sale, including the risk that the required stockholder vote might not be obtained in a timely manner or at all, or other conditions to the completion of the Sale not being satisfied; any difficulties associated with requests or directions from governmental authorities resulting from their review of the Sale; any changes in general economic or industry-specific conditions; and factors generally affecting the business, operations, and financial condition of TheStreet, including the information contained in TheStreet’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q, and other reports and filings with the SEC.